First Amendment to
Master Services Agreement

The Master Services Agreement dated as of November 29,2007 ("GPI Agreement"), by and between Graphic Packaging International, Inc., ("GPI"), and Perot Systems Corporation ("Perot Systems") is hereby amended as of September ..Z 2008 ("Amendment Date") by this First Amendment ("Amendment").

Whereas, Altivity Packaging, LLC ("Altivity"), and Perot Systems entered into a Master Information Teclmology Services Agreement as of January 1, 2007 (the "Altivity Agreement");

Whereas, GPI acquired Altivity as of March 10, 2008;

Whereas, under Section 11.1(c)(ii) of the GPI Agreement, Altivity is the "Target Entity," GPI
has elected "to combine the Designated Services then provided to GPI and the Service Recipients pursuant to this Agreement with the services then provided to the Target Entity and its Affiliates pursuant to their agreement with Perot Systems", and GPI has further elected to require Perot Systems to permit Altivity to terminate the Altivity Agreement without obligation to pay any Termination Fee or similar fee or charge to Perot Systems;

Whereas, GPI represents that it has the authority to act for Altivity under the Altivity Agreement; and

Whereas Perot Systems and GPI (the "Parties") wish to enter into this Amendment to document the termination of the Altivity Agreement and the combination of the services being provided to Altivity with the Designated Services being provided to GPI.

Now, therefore, the Parties agree as follows:

1.	Subject to the terms of this Amendment, the Altivity Agreement is hereby terminated as of the Amendment Date by mutual agreement of the Parties.

2.	Data that were "Aitivity Data" under Section 7.1 of the Altivity Agreement shall be deemed GPI Data.

3.
Information that was "Confidential Information" of Altivity or Perot Systems under Section 10.1 of the Altivity Agreement, subject to the exceptions defined in Section 10.3(a) of the Altivity Agreement, shall be Confidential Information ofGPI or Perot Systems, respectively, under the GPI Agreement.

4.
Subject to Section 5 of this Amendment, "Charges" as defined in and incurred under the Altivity Agreement before the Amendment Date and not previously paid by Altivity shall be deemed "Charges" payable by GPI under the GPI Agreement; provided that GPI shall retain the right to dispute any such amounts in accordance with Section 4.3 (Disputed Invoices) of the GPI Agreement.

5.
The modified charges payable by GPI under the GPI Agreement as a result of the consummation of the transactions contemplated by this Amendment shall apply beginning September I, 2008. Accordingly, any Monthly Base Charges (as defined in the Altivity Agreement) previously invoiced by Perot Systems under the Altivity Agreement for the month of September 2008 and any Monthly Service Charges (as defined in the GPI Agreement) previously invoiced by Perot Systems under the GPI Agreement for the month of September 2008 shall be deemed void, and shall be superseded by a single Monthly Service Charge calculated in accordance with the revised Schedule 4.1 (Charges) attached hereto and reflected in a new Monthly Invoice to be issued by Perot Systems to GPI promptly after the Amendment Date, which Monthly Invoice shall thereafter be payable by GPI in accordance with Section 4.2 (Invoicing and Payment) of the GPI Agreement. Notwithstanding the foregoing, portions of outstanding invoices delivered by Perot Systems prior to the Amendment Date to Altivity under the Altivity Agreement and to GPI under the GPI Agreement that represent charges and credits with respect to services performed during periods prior to September 1, 2008 shall remain payable in accordance with the terms of the Altivity Agreement and GPI Agreement, respectively.

6.
The Service Levels under the GPI Agreement as a result of the consummation of the transactions contemplated by this Amendment shall apply (including, without limitation, for purposes of determining the accrual of Service Level Credits and reporting obligations) beginning on the effective dates specified in Attachment A to Schedule 2.10 (Service Level Agreement) to the GPI Agreement, as amended by this Amendment (the "SLA Effective Dates"). Service Levels with SLA Effective Dates later than September 1, 2008 (collectively, the "Combined Scope Service Levels") represent combinations of Service Levels in effect prior to the Amendment Date under the Altivity Agreement and under the GPI Agreement (collectively, the "Legacy Service Levels"). From September 1, 2008 until such time as each Combined Scope Service Level takes effect on its SLA Effective Date, the Legacy Service Levels combined to create such Combined Scope Service Level will continue to apply; provided that, in the event during such period there occurs a Service Level Failure (as defined in the GPI Agreement) or Service Level Default (as defined in the Altivity Agreement) of any such Legacy Service Level, the amount of the resulting Service Level Credit (as defined in the GPI Agreement) will equal 50% of the Service Level Credit that would have accrued in the event of a Service

Level Failure of the Combined Scope Service Level into which such Legacy Service Level is to be combined, as determined in accordance with Schedule 2.10 of the GPI Agreement, as amended. In revising Attachment A to Schedule 2.10 (Service Level Agreement) of the GPI Agreement to reflect the terms of this Amendment, the Parties have removed the "Current State Service Levels" from Attachment A. Notwithstanding, the Parties acknowledge and agree that the Current State Service Levels (as set forth in Attachment A prior to its amendment) were applicable prior to completion of Transition in accordance with Schedule 2.10 (Service Level Agreement) of the GPI Agreement.

7.	The following amendments are hereby made to Section 5.2 (Charges Renegotiation) of the Agreement:

a.
The following sentence is hereby added to the end of Section 5.2(a) (Underutilization of Resource Units) of the Agreement: "With respect to RS6000 Server Services such renegotiation right will be triggered when the consumption for all types ofRS6000 LPARs is less than sixty-five percent (65%) of the cumulative Baselines for all types ofRS6000 LPARs for three (3) consecutive months or for five (5) months in any seven (7) month period, and such reduced resource utilization is anticipated by GPI to continue on a long term basis."

b.
The following sentence is hereby added to the end of Section 5.2(b) (Excess Utilization of Resource Units) ofthe Agreement: "With respect to RS6000 Server Services such renegotiation right will be triggered when the consumption for all types ofRS6000 LPARs is greater than 135% of the cumulative Baselines for all types ofRS6000 LPARs for three (3) consecutive months or for five (5) months in any seven (7) month period, and such excess resource utilization is anticipated by GPI to continue on a long term basis."

8.
Subject to the tenns of this Amendment, only the following sections of the Altivity Agreement shall survive its termination, and only as to rights and obligations arising out of acts, omissions, conditions or events occurring or existing before the Amendment Date, with GPI succeeding to Altivity's rights and obligations under such sections:

a.	3.14 (Compliance with Laws),

b.	4.11 (Govenunent Contract Flow-Down Clauses),

c.
5.5 (Audit Rights) excluding 5.5(b) and, as to operational audits only, 5.5(d) (provided that the Parties acknowledge and agree that GPI' s right to conduct operational audits pursuant to Section 14.1 of the GPI Agreement shall include operational audits pertaining to Altivity, including operational audits related to acts, omissions, conditions or events occurring or existing before the Amendment Date),

d.	7 (Altivity Data),

e.	8.1 (Altivity Owned Materials),

f.	8.2 (Ownership of Developed Materials),

g.	8.4 (License to Service Provider),

h.	8.5 (Service Provider Pre-Existing Materials),
i.    10.1 (Confidential Information),
J.    10.2 (Obligations),

k.	10.3 (Exceptions to Confidential Treatment),

I.	11 (Representations and Warranties), except that any warranty under 11.7 shall not extend beyond the Amendment Date,

m.	13.1 (Indemnity by Service Provider),

n.	13.2 (Indemnity by Altivity),

o.	13.3 (Additional Indemnities),

p.	13.4 (Infringement),

q.	Article 14 (Sections 14.1-14.7) (Liability);

r.	16.1 (Force Majeure),

s.	18.6 (Relationship of the Parties),
t.    18.11 (Severability),

u.	18.12 (Order of Precedence),

v.	18.13 (Waiver of Default; Cumulative Remedies),

w.	18.14 (Third Party Beneficiaries),

x.	18.19 (Binding Nature and Assignment),

y.	18.21 (Entire Agreement), and

z.	18.23 (Covenant of Good Faith).

Without limiting the foregoing, the termination of the Altivity Agreement shall not constitute a waiver or termination of (i) any rights of Altivity (and GPI as successor thereto) arising out of a breach by Perot Systems of any term of the Altivity Agreement prior to the Amendment Date, or (ii) any rights of Perot Systems arising out of a breach by Altivity of any term of the Altivity Agreement prior to the Amendment Date.

9.
From and after the Amendment Date, (i) "Altivity Owned Materials" existing under and as defined in the Altivity Agreement shall be deemed to be "GPI Software" and/or "GPI Tools," as applicable, under and as defined in the GPI Agreement; (ii) "Service Provider Owned Materials" existing under and as defined in the Altivity Agreement shall be deemed to be "Perot Systems Software" and/or "Perot Systems Tools," as applicable, under and as defined in the GPI Agreement; and (iii) "Developed Materials" created or prepared by Perot Systems under and as defined in the Altivity Agreement (whether completed or under development at the Amendment Date) shall, subject to Section 8.2 (b&c) of the Altivity Agreement, be deemed to be "Deliverables" under and as defined in the GPI Agreement and all Intellectual Property Rights (as defined in the GPI
Agreement) therein shall be owned by GPI in accordance with the GPI Agreement.

10.	The terms and conditions relating to "Transitioned Employees" (as defined in the Altivity Agreement) in Section 4.6 (Training/Career Opportunities), Section 13.l(k)
(Employment Claims) and Section 13.2(h) (Employment Matters) of the Altivity
Agreement and in Sections 2(b) (Benefit Plans), 4 (Employment Status with Altivity), and 6 (Other Employee Matters) of Schedule 5 to the Altivity Agreement, shall survive the termination of the Altivity Agreement with GPI succeeding Altivity as to Altivity's rights and obligations with respect to such terms and conditions.

11.
Any Projects that are being performed pursuant to the Altivity Agreement as of the Amendment Date shall continue to be performed by Perot Systems in accordance with the applicable Statement of Work or Project Plans under which such Projects were commissioned.

12.
For purposes of calculating the Damages Limitation defined in the first sentence of Section 18.2(a) of the GPI Agreement during the first twelve months after the Amendment Date, "Charges" as defined in the GPI Agreement shall be calculated so as to include the total "Charges" as defined in the Altivity Agreement that were payable to Perot Systems for performance of the Services under the Altivity Agreement (exclusive of Out-of-Pocket Expenses, Pass-Through Expenses, cost-plus Charges or taxes as those terms are defined in the Altivity Agreement) for the period between (i) twelve months prior to the assertion of the claim and (ii) the Amendment Date.

13.
Any disputes that arise under the Altivity Agreement after the Amendment Date relating to periods prior thereto shall be administered in accordance with the Dispute Resolution Procedures in the GPI Agreement. Any indemnity proceedings arising under the terms of the Altivity Agreement after the Amendment Date relating to periods prior thereto shall be administered in accordance with the indemnification procedures set forth in Section

17.3 (Indemnification Procedures) of the GPI Agreement.

14.	Schedule A is amended by adding the following sentence to the definition of "Operational Change Control Procedures":

"Operational Change Control is sometimes referred to as Change Management."

15.	Section 15.11(b) of the GPI Agreement is amended, by adding the phrase "the amount set forth in Schedule 15.11(b) for the month in which the effective date of termination occurs," to state as follows:

"(b)
Notwithstanding anything to the contrary in this Agreement, regardless of the grounds for any termination, GPI shall pay Perot Systems for all Charges payable by GPI arising prior to the effective date of termination, any accrued and unpaid Transition Fees applicable to Transition tasks completed by Perot Systems prior to the effective date of termination, any Charges for Termination Assistance (which could include payment for Designated Services), the amount set forth in

Schedule 15.11(b) for the month in which the effective date of termination occurs, and any expenses incurred by Perot Systems prior to the effective date of termination for which GPI is financially responsible under this Agreement, and GPI will continue to be responsible for all Taxes for which it is responsible under this Agreement."

16.	Section 8.3(a)(i) of the GPI Agreement is amended by adding the following after the end of the second sentence:

"This refresh obligation does not apply to the following GPI Equipment which prior to the Amendment Date was Altivity Equipment: mainframe hardware; AS400 hardware; Wintel Type 7, 8, and 9 servers; network equipment for locations listed in Schedule 10.2 in the worksheet with the tab entitled "GPI Locations (Former ALT)"; and one IBM DS8100. The foregoing exceptions do not apply to 24 Wintel Type 8 Servers and two IBM DS8100s in service as of the Amendment Date, which the Parties acknowledge were GPI Equipment prior to the Amendment Date."

17.
The following Schedules and Attachments of the GPI Agreement are an1ended and restated, or added, as of the Amendment Date and, as so amended and restated or added, are attached hereto and made part hereof:

l.l(a), Service Recipients; 2.1.1, Service Towers; 2.2(a), Statement of Work;
2.8(b), Managed Agreements;
2.10, Service Level Agreement (Attachments only);
2.13, Reports (provided that, during the 30-day period after the Amendment Date, the Parties will review and validate the version of Schedule 2.13 attached hereto and may further amend such version by agreement);
4.1, Charges (including Attachments A, B & D-H) (E-H are added); 8.2, Financial Responsibilities Matrix;

9.2(a)(i)(A), Key and Critical Personnel; 9.2(a)(i)(B), GPI Competitors;
10.2, Service Locations (Attaclnnents only);
15.1l(b), Unamortized Costs (added as new Schedule); and 19.I, Insurance.

In addition, the Parties intend to revise Schedule 4.2(b), Invoices, by mutual agreement within 30 days after the Amendment Date. Further, during the 60-day period after the Amendment Date, Perot Systems will develop supplements to the Procedures Manual that describe, at a reasonable level of detail, release management and records retention procedures; provided, that, in the case of the supplement pertaining to records retention, GPI will make available to Perot Systems sufficient information regarding GPI's record retention policies and confer with Perot Systems as reasonably requested regarding the interpretation of such policies and their application to the Designated Services.

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IN WITNESS WHEREOF, the Parties have duly executed and delivered this First Amendment as of the Amendment Date.

GRAPHIC PACKAGING INTERNATIONAL, INC.

By:
Name:
Title:

PEROT SYSTEMS CORPORATION
By:
Name:
Title: